Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK FY04 EARNINGS FROM CONTINUING

OPERATIONS INCREASE 35 PERCENT TO $4.14 PER SHARE

FY04 SALES RISE 9 PERCENT TO $2.37 BILLION,

DRIVEN PRIMARILY BY ORGANIC GROWTH

FY04 ORDERS RISE TO RECORD $2.7 BILLION; FY04 CASH

PERFORMANCE EXCEEDS EXPECTATIONS

ATK NARROWS FY05 EPS GUIDANCE RANGE

Summary – ATK reported another year of outstanding performance in FY04, with EPS from continuing operations rising 35 percent over the prior year to $4.14 – up 44 cents over guidance of $3.70, incorporating a lower tax rate than previously forecast.  Sales rose 9 percent to $2.37 billion, while orders increased to a record $2.7 billion – both exceeding previous guidance.  Cash provided by operating activities less capital expenditures was $121 million, topping previous expectations of $115 million.  ATK continues to grow as a leading supplier of advanced weapon and space systems, capturing targeted precision weapon opportunities and strengthening its advanced technology base through key enabling acquisitions.  Based on improved business visibility, the company is narrowing its guidance range for FY05 EPS to between $3.85 and $3.95.  – End Summary.

-more-

Minneapolis, May 6, 2004 – ATK (NYSE:  ATK), a leading supplier of advanced weapon and space systems, today reported earnings per share from continuing operations for fiscal year 2004 of $4.14, an increase of 35 percent over the previous year.

Sales for FY04, which ended March 31, rose 9 percent to $2.37 billion from $2.17 billion a year ago, driven primarily by organic program growth, which accounted for nearly two thirds of the increase.  New revenues from acquisitions, including ATK Missile Systems and Composite Optics, Inc., also contributed to the sales growth.

Earnings per share from continuing operations in the fourth quarter rose 46 percent to $1.31.  Earnings for the period include 43 cents per share from tax benefits and were partially offset by charges totaling 13 cents per share for previously announced restructuring activities.  Earnings per share from continuing operations in the same period a year ago were 90 cents.  Sales in the fourth quarter of FY04 were $677 million, up 9 percent from $619 million last year.

Other key FY04 highlights:

•              The EBIT margin (earnings from continuing operations before interest and income taxes as a percent of sales) was 11.7 percent versus 12.7 percent a year ago.  Excluding the effect of increased pension expense, which was $11.4 million in FY04 versus pension income of $16.9 million the prior year, the EBIT margin was 12.2 percent, compared to 11.9 percent a year ago.  (See reconciliation table at the end of this news release.).  Additionally, the current year included non-recurring charges in the fourth quarter of approximately $8 million for restructuring and related facility closure costs, which were announced previously.

•              Cash provided by operating activities less capital expenditures was $121 million, exceeding previous guidance of approximately $115 million, as improvements in working capital partially offset greater use of cash for pension contributions, which were more than $25 million higher (net of tax benefit) in FY04.  Cash provided by operating activities less capital expenditures a year ago was $142 million, which included the non-recurring receipt of $17 million for a swap restructuring.

•              Orders in FY04 rose to a record level for the second year in a row, reaching $2.7 billion – up 37 percent over $1.9 billion in FY03.  Increased orders for small-caliber ammunition, missile defense propulsion systems, and a new contract to develop the Advanced Anti-Radiation Guided Missile (AARGM) were the principle factors in the new business growth.

•              Contracted backlog, which represents the estimated value of contracts for which ATK is authorized to incur costs but for which revenue has not yet been recognized, was $3.8 billion at the end of FY04.  Total backlog, which includes contracted backlog plus the value of unexercised options, was $5.1 billion at the end of the year.

•              During the fourth quarter, the ATK board of directors authorized the repurchase of up to two million shares of the company’s common stock.  To date, the company has repurchased 1.6 million shares at a cost of $93 million for an average price of approximately $57.50 per share.  The share repurchase authorization extends through March 31, 2005.

•              Precision Systems Group sales rose 13 percent to $628 million from $556 million, with approximately half of the increase coming from growth in precision fuze, missile defense, and tank ammunition programs.  New revenues from the acquisitions of ATK Missiles Systems and ATK GASL accounted for the balance of the increase.

•              Revenues from new work on the Minuteman III strategic missile program contributed to higher Aerospace Group sales, which rose 4 percent to $985 million from $943 million a year ago.  Other factors in the growth included higher sales of composite structure products and new revenues from Composite Optics, Inc., which offset lower volume from propulsion programs.

•              Ammunition and Related Products Group sales were $786 million, up 11 percent over $706 million a year ago.  Higher sales of military small-caliber ammunition was the primary factor in the growth, with increased volume from commercial ammunition also contributing to the increase.

FY05 Guidance

As a result of improved visibility into the new fiscal year, ATK is narrowing its guidance range for FY05 EPS from continuing operations to between $3.85 and $3.95.  The previous range was between $3.80 and $3.95.  The company expects FY05 sales to be between $2.65 billion and $2.70 billion, which is consistent with previous guidance.  The projection for cash provided by operating activities less capital expenditures remains in excess of $100 million.

ATK is a $2.4 billion advanced weapon and space systems company employing 13,200 people in 21 states.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release regarding guidance for fiscal year 2005 constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, risks inherent in the development and manufacture of advanced technology, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Reconciliation of Non-GAAP Financial Measure

The EBIT margin excluding the effect of pension expense is a non-GAAP financial measure that ATK defines as income from continuing operations before interest and income taxes excluding the impact of pension expense (income) as a percent of sales.  ATK is presenting this measure so that a reader may compare EBIT margin excluding pension expense (income), which has changed significantly from the prior fiscal year.  ATK’s definition may differ from that used by other companies.

	Fiscal Year
	2004	2003
Income from continuing operations before interest and income taxes	$277,063	$275,543
Pension expense (income)	11,434	(16,882)
Income from continuing operations before interest and income taxes excluding the effect of pension expense (income)	288,497	258,661
Sales	2,366,193	2,172,135
Income from continuing operations before interest and income taxes excluding the effect of pension expense (income) as a percent of sales	12.2%	11.9%

Webcast Information:  ATK will webcast its investor conference call on FY04 fourth-quarter and year-end results at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 323422.

Note to Editors:  ATK will issue the text of chief executive officer Dan Murphy’s conference call remarks on PR Newswire following the completion of the call.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		YEARS ENDED
(In thousands except per share data)	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Sales	$676,687	$619,342	$2,366,193	$2,172,135
Cost of sales	549,426	487,890	1,872,253	1,692,742
Gross profit	127,261	131,452	493,940	479,393
Operating expenses:
Research and development	6,747	10,148	28,936	26,849
Selling	20,839	19,529	67,204	64,200
General and administrative	30,755	28,396	120,737	112,801
Total operating expenses	58,341	58,073	216,877	203,850
Income from continuing operations before interest and
income taxes	68,920	73,379	277,063	275,543
Interest expense	(15,847)	(15,776)	(60,327)	(79,495)
Interest income	580	372	1,060	1,429
Income from continuing operations before income taxes	53,653	57,975	217,796	197,477

Income tax provision	2,709	22,752	55,041	77,020
Income from continuing operations before minority interest expense	50,944	35,223	162,755	120,457
Minority interest expense, net of income taxes	47		450
Income from continuing operations	50,897	35,223	162,305	120,457

Cumulative effect of change in accounting principle, net of income taxes				3,830
Net income	$50,897	$35,223	$162,305	$124,287

Basic earnings per common share:
Income from continuing operations	$1.34	$0.92	$4.22	$3.15
Cumulative effect of change in accounting principle				0.10
Net income	1.34	$0.92	$4.22	$3.25
Diluted earnings per common share:
Income from continuing operations	$1.31	$0.90	$4.14	$3.06
Cumulative effect of change in accounting principle				0.10
Net income	$1.31	$0.90	$4.14	$3.16

Average number of common shares	38,022	38,445	38,447	38,283

Average number of common and dilutive shares	38,792	39,222	39,176	39,344

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2004	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$56,891	$14,383
Net receivables	528,848	451,156
Net inventory	134,676	155,438
Deferred income tax asset	53,105	69,460
Other current assets	32,165	25,658
Total current assets	805,685	716,095
Net property, plant, and equipment	465,786	463,736
Goodwill	1,063,711	839,893
Prepaid and intangible pension assets	331,860	281,941
Deferred income tax asset	38,940	62,537
Deferred charges and other non-current assets	127,347	118,841
Total assets	$2,833,329	$2,483,043
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,000	$4,331
Accounts payable	142,941	115,704
Contract advances and allowances	46,221	48,386
Accrued compensation	117,333	110,693
Accrued income taxes	10,278	23,107
Other accrued liabilities	107,618	129,611
Total current liabilities	428,391	431,832
Long-term debt	1,076,000	820,856
Post-retirement and post-employment benefits liability	218,755	234,037
Additional minimum pension liability	397,232	379,856
Other long-term liabilities	148,751	138,538
Total liabilities	2,269,129	2,005,119
Commitments and contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 37,439,972 shares at March 31, 2004 and 38,486,630 at March 31, 2003	416	416
Additional paid-in-capital	468,044	470,158
Retained earnings	621,099	458,794
Unearned compensation	(1,015)	(2,650)
Accumulated other comprehensive income	(263,687)	(246,878)
Common stock in treasury, at cost, 4,117,126 shares held at March 31, 2004 and 3,070,468 at March 31, 2003	(260,657)	(201,916)
Total stockholders’ equity	564,200	477,924
Total liabilities and stockholders’ equity	$2,833,329	$2,483,043

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
(In thousands)	March 31, 2004	March 31, 2003
Operating activities
Net income	$162,305	$124,287
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	63,923	61,066
Amortization of intangible assets and unearned compensation	5,995	6,068
Deferred income tax	46,512	29,596
Loss on disposal of property	1,229	1,840
Minority interest expense, net of income taxes	450
Cumulative effect of change in accounting principle, net of income taxes		(3,830)
Changes in assets and liabilities:
Net receivables	(44,314)	(39,354)
Net inventory	20,783	(16,863)
Accounts payable	20,140	24,356
Contract advances and allowances	(3,794)	2,527
Accrued compensation	14,148	8,776
Accrued income taxes	(8,747)	28,912
Accrued environmental	(2,152)	(625)
Pension and post-retirement benefits	(74,496)	(49,997)
Other assets and liabilities	(22,181)	19,818
Cash provided by operating activities	179,801	196,577
Investing activities
Capital expenditures	(58,754)	(54,171)
Acquisition of businesses	(258,312)	(127,325)
Proceeds from sale of a subsidiary		20,383
Proceeds from sale of property, plant, and equipment	1,650	4,374
Cash used for investing activities	(315,416)	(156,739)
Financing activities
Payments made on bank debt	(27,601)	(100,035)
Payments made to extinguish debt	(397,586)	(472,220)
Proceeds from issuance of long-term debt	680,000	525,000
Payments made for debt issue costs	(10,814)	(2,160)
Net purchase of treasury shares	(77,792)	(2,804)
Proceeds from employee stock compensation plans	11,916	18,251
Cash provided by (used for) financing activities	178,123	(33,968)
Increase in cash and cash equivalents	42,508	5,870
Cash and cash equivalents - beginning of period	14,383	8,513
Cash and cash equivalents - end of period	$56,891	$14,383